Exhibit 10.2

Loan Agreement Summary

1.	Lender and borrower:

Borrower: Weifang Lakeland Safety Products Co., Ltd. (“WF”)

Lender: Chinese Rural Credit Cooperative Bank (“CRCCB”)

2.	The borrowing amounts limit: RMB 8 million, WF can select the borrowing amounts within RMB 8 million.

3.	Borrowing method: Trading financial, WF Lakeland need to mortgage inventory valued RMB 18,357,925.01 to the bank, the bank finds a professional supervising firm to supervise WF’s inventory flowing situation. WF Lakeland needs to pay for the professional supervising firm RMB 40,000 each year as supervising fees.

4.	Interests: Interest to be at 120% of the benchmark rate. The effective rate is 6.72%, and should pay the interest on 20th of every month.

5.	Borrowing period: 90 days from December 25, 2014 to March 24, 2015.